                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)


                           RightNow Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   76657R 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                 -1,938,794-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power            -1,938,794-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-




--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.2%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 2 of 21 pages

CUSIP No. 76657R 10 6


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock X Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                 -1,800,402-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power            -1,800,402-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,800,402-




--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      5.7%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 3 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock X-A Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                   -138,391-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power              -138,391-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -138,391-




--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.4%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 4 of 21 pages

CUSIP No. 76657R 10 6


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX GP Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                 -1,938,794-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power            -1,938,794-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-




--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.2%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 5 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock X GP Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                 -1,938,793-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power            -1,938,793-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,793-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.2%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 6 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock XI Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                   -199,954-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power              -199,954-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -199,954-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.6%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 7 of 21 pages

CUSIP No. 76657R 10 6


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock XI-A Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                     -5,571-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power                -5,571-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person        -5,571-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.0%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 8 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock XI GP Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                   -205,525-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power              -205,525-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -205,525-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.7%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN



--------------------------------------------------------------------------------




                               Page 9 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William S. Kaiser

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                 -1,938,794-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power            -1,938,794-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -1,938,794-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      6.2%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN



--------------------------------------------------------------------------------




                               Page 10 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William W. Helman

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                 -4,083,112-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power            -4,083,112-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -4,083,112-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                     13.0%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN



--------------------------------------------------------------------------------




                               Page 11 of 21 pages

CUSIP No. 76657R 10 6



--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Aneel Bhusri

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                            --


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                   -205,525-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                       --

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power              -205,525-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person      -205,525-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.7%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN



--------------------------------------------------------------------------------




                               Page 12 of 21 pages

CUSIP No. 76657R 10 6




--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Roger L. Evans

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)

--------------------------------------------------------------------------------
3.   SEC Use Only



--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States



--------------------------------------------------------------------------------
                            5.   Sole Voting Power                      -64,999-


         Number             ----------------------------------------------------
                            6.   Shared Voting Power                         -0-
        of Shares

      Beneficially
                            ----------------------------------------------------
        Owned by            7.   Sole Dispositive Power                 -64,999-

     Each Reporting

      Person With:          ----------------------------------------------------
                            8.   Shared Dispositive Power                    -0-



--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person       -64,999-



--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)



--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                      0.2%



--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN



--------------------------------------------------------------------------------




                               Page 13 of 21 pages

CUSIP No. 76657R 10 6



Item 1(a)            Name of Issuer:

                     RightNow Technologies, Inc.


Item 1(b)            Address of Issuer's Principal Executive Offices:

                     40 Enterprise Boulevard
                     Bozeman, MT 59718-9300


Item 2(a)            Name of Person Filing:

                     The reporting persons are:

                     (1) Greylock IX Limited Partnership ("GIXLP");

                     (2) Greylock X Limited Partnership ("GXLP");

                     (3) Greylock X-A Limited Partnership ("GXALP");

                     (4) Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP;

                     (5) Greylock X GP Limited Partnership ("GXGPLP"), the General Partner of GXLP and GXALP;

                     (6) Greylock XI Limited Partnership ("GXILP");

                     (7) Greylock XI-A Limited Partnership ("GXIALP");

                     (8) Greylock XI GP Limited Partnership ("GXIGPLP"), the General Partner of GXILP and GXIALP

                     (9) William S. Kaiser, a Co-Managing General Partner of GIXGPLP;

                     (10) William W. Helman, a Managing General Partner of GIXGPLP, GXGPLP; and GXIGPLP;

                     (11) Aneel Bhusri, a Co-Managing General Partner of GXIGPLP; and

                     (12) Roger L. Evans, an affiliate of GIXGPLP, GXGPLP; and GXIGPLP.


Item 2(b)            Address of Principal Business Office or, if None,
                     Residence:

                     The address of each of the reporting persons is:

                     880 Winter Street, Suite 300
                     Waltham, Massachusetts 02451


Item 2(c)            Citizenship:

                     GIXLP is a limited partnership organized under the laws of the State of Delaware.

                     GXLP is a limited partnership organized under the laws of the State of Delaware.

                     GXALP is a limited partnership organized under the laws of the State of Delaware.

                     GIXGPLP is a limited partnership organized under the laws of the State of Delaware.

                     GXGPLP is a limited partnership organized under the laws of the State of Delaware.

                     GXILP is a limited partnership organized under the laws of the State of Delaware.

                     GXIALP is a limited partnership organized under the laws of the State of Delaware.

                     GXIGPLP is a limited partnership organized under the laws of the State of Delaware.

                     Each of Mr. Kaiser, Mr. Helman, Mr. Bhusri and Mr. Evans is a citizen of the United States.


Item 2(d)            Title of Class of Securities:



                               Page 14 of 21 pages

CUSIP No. 76657R 10 6



                     Common Stock, par value $0.001 per share (the "Common Stock").


Item 2(e)            CUSIP Number:

                     76657R 10 6


Item 3               Description of Person Filing:

                     Not applicable.


Item 4               Ownership:

                     (a)    Amount Beneficially Owned:

                            GIXLP is the record holder of 1,938,794 shares of Common Stock and may be deemed to beneficially own the 1,938,794 shares of Common Stock held of record by it. GXLP is the record holder of 1,800,402 shares of Common Stock and may be deemed to beneficially own the 1,800,402 shares of Common Stock held of record by it. GXALP is the record holder of 138,391 shares of Common Stock and may be deemed to beneficially own the 138,391 shares of Common Stock held of record by it. GIXGPLP, as General Partner of GIXLP, may be deemed to beneficially own the 1,938,794 shares of Common stock held of record by GIXLP. GXGPLP, as the General Partner of GXLP and GXALP, may be deemed to beneficially own the 1,938,793 shares of Common Stock held of record by GXLP and GXALP. GXILP is the record holder of 199,954 shares of Common Stock and may be deemed to beneficially own the 199,954 shares of Common Stock held of record by it. GXIALP is the record holder of 5,571 shares of Common Stock and may be deemed to beneficially own the 5,571 shares of Common Stock held of record by it. GXIGPLP, as General Partner of GXILP, may be deemed to beneficially own the 205,525 shares of Common Stock held of record by GXILP and GXIALP. Mr. Kaiser as a Co-Managing General Partner of GIXGPLP may be deemed to beneficially own the 1,938,794 shares of Common Stock held of record by GIXLP. Mr. Helman, as a Managing General Partner of GIXGPLP, GXGPLP and GXIGPLP, as General Partner of GXILP and GXIALP, may be deemed to beneficially own 4,083,112 shares of Common Stock held of record by GIXLP, GXLP, GXALP, GXILP and GXIALP. Mr. Bhusri as a Co-Managing General Partner of GXIGPLP, as General Partner of GXILP and GXIALP may be deemed to beneficially own the 205,525 shares of Common Stock held of record by GXILP and GXIALP. Mr. Evans may be deemed to beneficially own 64,999 shares of Common Stock subject to an outstanding option exercisable within 60 says of 12/31/05.

                     (b)    Percent of Class:

                            GIXLP:              6.2%
                            GXLP:               5.7%
                            GXALP:              0.4%
                            GIXGPLP:            6.2%
                            GXGPLP:             6.2%
                            GXILP:              0.6%
                            GXIALP:             0.0%
                            GXIGPLP:            0.7%
                            Mr. Kaiser:         6.2%
                            Mr. Helman:        13.0%
                            Mr. Bhusri:         0.7%
                            Mr. Evans:          0.2%






                               Page 15 of 21 pages

CUSIP No. 76657R 10 6




                     (c)    Number of Shares as to which the Person has:

                            (i) sole voting power; (ii) shared voting power;
                            (iii) sole dispositive power; (iv) shared dispositive power:

                            GIXLP may be deemed to have shared power to vote and dispose of 1,938,794 shares of Common Stock held of record in its name.

                            GXLP may be deemed to have shared power to vote and dispose of 1,800,402 shares of Common Stock held of record in its name.

                            GXALP may be deemed to have shared power to vote and dispose of 138,391 shares of Common Stock held of record in its name.

                            GIXGPLP, as General Partner of GIXLP, may be deemed to have shared power to vote and dispose of the 1,938,794 shares of Common Stock held of record by GIXLP.

                            GXGPLP, as General Partner of GXLP and GXALP, may be deemed to have shared power to vote and dispose of 1,938,793 shares of Common Stock, held of record by GXLP and GXALP.

                            GXILP may be deemed to have shared power to vote and dispose of 199,954 shares of Common Stock held of record in its name.

                            GXIALP may be deemed to have shared power to vote and dispose of 5,571 shares of Common Stock held of record in its name.

                            GXIGPLP, as General Partner of GXILP and GXIALP, may been deemed to have shares power to vote and dispose of 205,525 shares of Common Stock, held of record by GXILP and GXIALP.

                            Mr. Kaiser as a Co-Managing General Partner of GIXGPLP, as General Partner of GIXLP, may be deemed to have shared power to vote and dispose of 1,938,794 shares of Common Stock held of record by GIXLP.

                            Mr. Helman, as a Managing General Partner of
                            GIXGPLP, GXGPLP, GXIGPLP may be deemed to have shared power to vote and dispose of 4,083,112 shares of Common Stock held of record by GIXLP, GXLP, GXALP, GXILP and GXIALP.

                            Mr. Bhusri as a Co-Managing General Partner of GXIGPLP may be deemed to have shared power to vote and dispose of 205,525 shares of Common Stock held of record by GXILP and GXIALP.

                            Mr. Evans may be deemed to have sole power to vote and dispose of 64,999 shares of Common Stock subject to an outstanding option exercisable within 60 days of 12/31/05.


Item 5               Ownership of Five Percent or Less of a Class:

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6               Ownership of More than Five Percent on Behalf of Another
                     Person:

                     Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                     Not applicable.





                               Page 16 of 21 pages

CUSIP No. 76657R 10 6



Item 8               Identification and Classification of Members of the Group:

                     Not applicable.


Item 9               Notice of Dissolution of Group:

                     Not applicable.


Item 10              Certification:

                     Not applicable.




























                               Page 17 of 21 pages

CUSIP No. 76657R 10 6




                                    SIGNATURE

       After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2006.

                                  GREYLOCK IX LIMITED PARTNERSHIP


                                  By: Greylock IX GP Limited Partnership
                                      General Partner

                                      By: /s/ William S. Kaiser
                                          --------------------------------------
                                          William S. Kaiser, Co-Managing Partner

                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Co-Managing Partner


                                  GREYLOCK X LIMITED PARTNERSHIP

                                  By: Greylock X GP Limited Partnership
                                      General Partner


                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Managing Partner


                                  GREYLOCK X-A LIMITED PARTNERSHIP

                                  By: Greylock X GP Limited Partnership
                                      General Partner


                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Managing Partner


                                  GREYLOCK IX GP LIMITED PARTNERSHIP

                                      By: /s/ William S. Kaiser
                                          --------------------------------------
                                          William S. Kaiser, Co-Managing Partner

                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Co-Managing Partner


                                  GREYLOCK X GP LIMITED PARTNERSHIP


                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Managing Partner


                                  GREYLOCK XI GP LIMITED PARTNERSHIP


                                      By: /s/ Aneel Bhusri
                                          --------------------------------------
                                          Aneel Bhusri, Co-Managing Partner

                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Co-Managing Partner






                               Page 18 of 21 pages

CUSIP No. 76657R 10 6


                                  GREYLOCK XI LIMITED PARTNERSHIP

                                  By: Greylock XI GP Limited Partnership
                                      General Partner

                                      By: /s/ Aneel Bhusri
                                          --------------------------------------
                                          Aneel Bhusri, Co-Managing Partner

                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Co-Managing Partner


                                  GREYLOCK XI-A LIMITED PARTNERSHIP

                                  By: Greylock XI GP Limited Partnership
                                      General Partner

                                      By: /s/ Aneel Bhusri
                                          --------------------------------------
                                          Aneel Bhusri, Co-Managing Partner

                                      By: /s/ William W. Helman
                                          --------------------------------------
                                          William W. Helman, Co-Managing Partner

                                  /s/ William S. Kaiser
                                  ----------------------------------------------
                                  William S. Kaiser

                                  /s/ William W. Helman
                                  ----------------------------------------------
                                  William W. Helman

                                  /s/ Aneel Bhusri
                                  ----------------------------------------------
                                  Aneel Bhusri

                                  /s/ Roger L. Evans
                                  ----------------------------------------------
                                  Roger L. Evans











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